Exhibit 99
FOR IMMEDIATE RELEASE

CONTACT:	John F. Corcoran, 312-822-1371 Doreen Lubeck, 773-583-4331
CNA SURETY ANNOUNCES THIRD QUARTER 2009 RESULTS
CHICAGO, October 30, 2009 — CNA Surety Corporation (“CNA Surety” or the “Company”) (NYSE: SUR) today reported net income for the third quarter of 2009 of $25.5 million, or $0.57 per diluted share, compared to $34.3 million, or $0.78 per diluted share, for the same period in 2008. For the nine months ended September 30, 2009, net income was $68.6 million, or $1.54 per diluted share, compared to $81.3 million, or $1.84 per diluted share, for the same period in 2008. The 2008 periods benefited from higher levels of favorable loss reserve development.
Highlights included:
•	A combined ratio of 79.0% in the quarter.

•	Favorable loss reserve development of $7.9 million in the current quarter.

•	Operating cash flow of $44.5 million in the quarter, $109.7 million through September 30th.

•	Pre-tax unrealized investment gains of $64.7 million at September 30, 2009, compared to a pre-tax unrealized investment loss of $7.2 million at December 31, 2008.

•	Book value per share of $19.99 at September 30th, up 15.1% from December 31, 2008.
“We are again pleased to report strong results in a difficult climate,” said John F. Welch, President and Chief Executive Officer. “We continue to experience very modest claim activity despite ongoing weakness in the construction economy. In light of this, we felt it was appropriate to adjust our loss reserves for more mature accident years. However, we continue to set reserves at higher levels for the more recent accident years to reflect these difficult conditions.”

	Gross Written Premium (in thousands)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Contract	$71,817	$78,418	$215,301	$233,766
Commercial	34,163	34,331	102,579	103,192
Fidelity and other	7,422	7,613	23,481	24,341

	$113,402	$120,362	$341,361	$361,299

For the quarter ended September 30, 2009, gross written premiums decreased 5.8% compared to the quarter ended September 30, 2008. For the nine months ended September 30, 2009, gross written premiums decreased 5.5% compared to the nine months ended September 30, 2008.

Contract surety gross written premiums decreased 8.4% in the third quarter of 2009 compared to the same period in 2008. For the first nine months of 2009, gross written premiums for contract surety decreased 7.9%. These decreases are due to lower demand resulting from fewer new construction projects.
Commercial surety gross written premiums decreased 0.5% and 0.6% for the three and nine months ended September 30, 2009 compared to the same periods in 2008. These decreases reflect continued adverse economic conditions.

	Net Written Premium (in thousands)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Contract	$65,674	$67,692	$196,826	$208,490
Commercial	33,265	33,500	100,188	100,795
Fidelity and other	7,422	7,613	23,481	24,341

	$106,361	$108,805	$320,495	$333,626

For the quarter ended September 30, 2009, net written premiums decreased 2.2% compared to the quarter ended September 30, 2008. For the nine months ended September 30, 2009, net written premiums decreased 3.9% compared to the nine months ended September 30, 2008, reflecting the decrease in gross written premiums, offset by lower ceded premium.

	Underwriting Ratios
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Loss ratio(1)	22.3%	8.0%	26.8%	19.4%
Expense ratio	56.7%	56.2%	54.5%	54.5%

Combined ratio(1)	79.0%	64.2%	81.3%	73.9%

(1)	See note to Press Release Investor Data.
The 2009 loss ratios reflect favorable reserve development on prior accident years of $7.9 million, an impact of 7.1 and 2.6 percentage points for the three and nine months ended September 30, 2009, respectively. The 2008 loss ratios reflect favorable reserve development on prior accident years of $24.9 million and $25.0 million, an impact of 22.7 and 7.8 percentage points for the three and nine months ended September 30, 2008, respectively.
Expenses for the quarter ended September 30, 2009 included impairments of capitalized software development costs related to in-development projects that the Company decided to terminate. These impairments totaled $4.9 million, which added 4.5 and 1.6 percentage points to the expense ratio for the three and nine months ended September 30, 2009, respectively.
Net investment income was $12.5 million and $11.8 million for the three months ended September 30, 2009 and 2008, respectively, and $37.4 million and $35.3 million for the nine months ended September 30, 2009 and 2008, respectively. The favorable result reflects an increase in invested assets, partially offset by lower yields, particularly on short-term investments. The annualized pre-tax yields were 4.1% and 4.3% for the three months ended September 30, 2009 and 2008, respectively, and 4.2% and 4.4% for the nine months ended September 30, 2009 and 2008, respectively.
Business Environment
The Company’s business is subject to certain risks and uncertainties associated with the current economic environment and corporate credit conditions. In the past, the Company’s performance has been materially impacted by a significant increase in corporate defaults on a worldwide basis. Because the nature of the business is to insure against non-performance, future results of operations could be negatively impacted by adverse trends in corporate defaults.
Earnings Conference Call
A conference call for investors and the professional investment community will be held at 11:00 a.m. (EDT) on October 30, 2009. On the conference call will be John F. Welch, President and Chief Executive Officer of CNA Surety Corporation, and John F. Corcoran, Chief Financial Officer of CNA Surety Corporation. The call may be accessed by dialing 888-490-2763. It will also be broadcast live at http://www.videonewswire.com/event.asp?id=63069 or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available beginning at 1:00 p.m. (EDT) on October 30th until 1:00 p.m. (EST) on November 13, 2009 by dialing 888-203-1112, pass code 1340650, or over the Internet at the foregoing websites.
About CNA Surety
CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiary, Western Surety Company, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 37,000 independent agencies. The Company’s Securities and Exchange Commission (“SEC”) filings are available at www.sec.gov or visit us at www.cnasurety.com for a direct link to the SEC website.

CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company’s accounting policies, and other risks detailed in the Company’s Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.
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CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Operating Results:

Gross written premiums	$113,402	$120,362	$341,361	$361,299

Net written premiums	$106,361	$108,805	$320,495	$333,626

Revenues:
Net earned premiums	$109,703	$109,696	$316,549	$320,814
Net investment income	12,536	11,781	37,359	35,292
Net realized investment gains (losses)	1,056	(177)	943	(207)

Total revenues	$123,295	$121,300	$354,851	$355,899

Expenses:
Net losses and loss adjustment expenses(1)	$24,429	$8,745	$84,992	$62,103
Net commissions, brokerage and other underwriting expenses	62,169	61,694	172,364	174,806
Interest expense	319	508	1,096	1,659

Total expenses	$86,917	$70,947	$258,452	$238,568

Income before income taxes	36,378	50,353	96,399	117,331

Income tax expense	10,854	16,020	27,844	36,046

Net income	$25,524	$34,333	$68,555	$81,285

Basic earnings per common share	$0.58	$0.78	$1.55	$1.84

Diluted earnings per common share	$0.57	$0.78	$1.54	$1.84

Basic weighted average shares outstanding	44,263	44,138	44,240	44,139

Diluted weighted average shares outstanding	44,411	44,264	44,397	44,258

(1)	See note to Press Release Investor Data.

CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Cash Flow Data:

Net cash provided by operations	$44,537	$30,965	$109,702	$85,244

	September 30,	December 31,
	2009	2008
Consolidated Balance Sheet Data:
Invested assets and cash	$1,309,197	$1,126,079
Intangible assets, net	138,785	138,785
Total assets	1,708,963	1,565,519

Insurance reserves	690,902	687,548
Debt	30,930	30,892
Total stockholders’ equity	884,762	767,295

Book value per share	$19.99	$17.37

Outstanding shares	44,267	44,168

Note to Press Release Investor Data

(1)	Includes the effect of re-estimates of prior year reserves, known as reserve development. The dollar amount and percentage point effect of these reserve reductions were $7.9 million, or 7.1 percentage points, and $24.9 million or 22.7 percentage points, for the three months ended September 30, 2009 and 2008, respectively. The dollar amount of these revisions were reductions of $7.9 million, or 2.6 percentage points, and $25.0 million, or 7.8 percentage points, for the nine months ended September 30, 2009 and 2008, respectively.